Exhibit 99.1
REPROS TO REPORT FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS
ON MARCH 17, 2008
Live Conference Call, March 17, 2008, at 12:00 noon Central Time
     THE WOODLANDS, Texas, March 13, 2008 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that is will report financial results for the quarter and year ended December 31, 2007, before the market opens on March 17, 2008. Repros management will hold a conference call to provide an update on the company’s progress and to answer investor questions at 12:00 noon CT on the same day.
Conference Call Information
Domestic callers: 866-237-3252
International callers: 719-457-1018
Passcode: 442473
     A replay of the conference call will be available for 48 hours. To access the replay, dial 888-203-1112 (Domestic) and 647-436-0148 (International) and enter the passcode #7465017. The replay will also be available on the Repros website, www.reprosrx.com approximately 24 hours after the call ends.
     About Repros Therapeutics Inc.
     Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
     Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and anemia associated with uterine fibroids. During the first quarter of 2008 we initiated two registration Phase 3 pivotal trials with Proellex as a pre-surgical short course treatment of uterine fibroid induced anemia, two registration Phase 3 pivotal trials for the chronic treatment of uterine fibroids and two long-term Open Label Safety Studies. In addition, we have an ongoing U.S. Phase 2 clinical trial underway for the treatment of endometriosis. Uterine fibroids, endometriosis and uterine fibroid associated anemia affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids. We have estimated the market opportunity addressed by Proellex to be in excess of $3 billion annually.
     Our second drug, Androxal®, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men with secondary hypogonadism and normalization of testosterone and luteinizing hormone (LH) levels. Androxal is entering two Phase 2b clinical trials in Q2, 2008. One of these trials will be in men with adult-onset idiopathic hypogonadism (AIHH) with concomitant plasma glucose and lipid elevations, all of which are components of

Metabolic Syndrome. Recent published studies in older men show a link of low testosterone with higher incidences of insulin resistance, diabetes and consequently mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >104 mg/dL, an outcome not seen in the placebo or Androgel® arms of this study. The second Phase 2b Androxal trial to begin in the second quarter of 2008 will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm function. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. FSH is the pituitary hormone that stimulates testicular sperm production. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski
President & CEO
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(281) 719-3447